Exhibit 1.2

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

HENNION & WALSH, INC.

ARTICLE I

The name of the corporation is Hennion & Walsh, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of New Jersey is 2001 Route 46 East, Parsippany, NJ 07054. The name of its registered agent at such address is William W. Walsh. The current directors of the Corporation are Richard Hennion, William W. Walsh, Debbie Williams and Alexander Vermitsky, each of whose address is c/o Hennion & Walsh, Inc., 2001 Route 46 East, Parsippany, NJ 07054.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the New Jersey Business Corporation Act.

ARTICLE IV

The total number of shares of stock of all classes that the Corporation shall have authority to issue is 2,500 shares, consisting of (a) 2,000 shares of Class A Voting Common Stock, without par value (“Class A Voting Common Stock”) and (b) 500 shares of Class B Non-voting Common Stock, without par value (“Class B Non-voting Common Stock”).

Effective upon Filing, each share of capital stock of the Corporation outstanding immediately prior to the filing of this Amended and Restated Certificate of Incorporation shall automatically be reclassified, without any action required on the part of the holder, as one share of Class A Voting Common Stock.

The Class A Voting Common Stock and the Class B Non-voting Common Stock shall each be a separate class of capital stock of the Corporation. The description of the description of the classes of capital stock, and the statement of the relative rights of the holders of stock of each such class, are as follows:

A. Class A Voting Common Stock.

1. VOTING. Except as may be otherwise required by law or this Certificate of Incorporation, each holder of Class A Voting Common Stock shall have one (1) vote in respect of each share of such stock held by such holder with respect to every matter coming before any meeting of, or otherwise to be acted upon by, the shareholders of the Corporation, including, without limitation, the election of the board of directors of the Corporation (the “Board”).

2. DIVIDENDS. The holders of issued and outstanding Class A Voting Common Stock shall share equally and ratably with the holders of the issued and outstanding shares of Class B Non-voting Common Stock in any dividends paid or declared and set aside for payment, when and if declared by the Board.

3. PAYMENTS IN LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Class A Voting Common Stock shall be entitled to participate, on the same basis, share for share, as the holders of Class B Non-voting Common Stock in the distribution of the balance of the assets of the Corporation available for distribution to the Corporation’s shareholders.

B. Class B Non-voting Common Stock.

1. VOTING. Except as may be otherwise required by law, each holder of Class B Non-voting Common Stock shall have no vote in respect of each share of such stock.

2. DIVIDENDS. The holders of issued and outstanding Class B Non-voting Common Stock shall share equally and ratably with the holders of the issued and outstanding shares of Class A Voting Common Stock in any dividends paid or declared and set aside for payment, when and if declared by the Board.

3. PAYMENTS IN LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or wilding up of the Corporation, the holders of Class B Non-voting Common Stock shall be entitled to participate, on the same basis, share for share, as the holders of Class A Voting Common Stock in the distribution of the balance of the assets of the Corporation available for distribution to the Corporation’s shareholders.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

The number of directors which shall constitute the full Board shall be determined in the manner set forth in the By-Laws of the Corporation. The names and addresses of the current directors are set forth in Article II herein.

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ARTICLE VII

1. No director or officer shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based on an act or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment to, expiration of or repeal of this Article X shall have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, expiration or repeal.

2. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has signed this Certificate on behalf of the Corporation as of the 14th day of March, 2013.

HENNION & WALSH, INC.

By:	/s/ WILLIAM W. WALSH
Name: William W. Walsh
Title: President

[Hennion & Walsh Amended and Restated Certificate of Incorporation Signature Page]